Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Form S-8 Nos. 333-157446, 333-142536, 333-137292, 333-102787 and 333-53574) pertaining to the Time Warner Savings Plan of Time Warner Inc. of our report dated June 21, 2013, with respect to the financial statements and supplemental schedules of the Time Warner Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

New York, New York

June 21, 2013